Exhibit 10.11

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made effective as of July, 30, 2018, by, between and among Microchip Technology Incorporated, a Delaware corporation (“Sublessor”) and Eargo, Inc., a Delaware corporation (“Sublessee”), collectively referred to as the “Parties”, or individually as a “Party”.

RECITALS

A. By and through their respective predecessors-in-interest, GI TC 1600 Technology Drive, LLC, a California limited liability company (“Master Lessor”), as landlord, and Sublessor, as tenant, are parties to that certain Office Lease dated as of August 30, 2011, as amended by that certain First Amendment dated as of June 26, 2012 (the “Master Lease”), relating to certain premises located at 1600 Technology Drive, San Jose, California. A copy of the Master Lease is attached as Schedule E to this Sublease.

B. The Master Lease, Section 1.2 defines the terms “Building,” “Premises,” and “Project.” Where those terms are used in this Sublease, they are intended to have the same meaning as they are defined in the Master Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties provide and agree as follows:

1. Sublease of Building Space. Sublessor hereby subleases to Sublessee space within the Building that is within the Premises as defined in the Master Lease, as follows:

A. That approximately 25,870 rentable square foot space on the sixth floor of the Building, which space is specifically identified on Schedule A attached to this Sublease (the “Sixth Floor Sublease Premises”); and

B. That approximately 4,564 rentable square foot space on the first floor of the Building, comprising (i) that approximately 3,214 rentable square foot Test/Assembly Lab (“First Floor Lab”), (ii) that approximately 350 rentable square foot room across the main lobby from the First Floor Lab (“Lobby Room”), and (ii) that approximately 1,000 rentable square foot media studio (“Media Studio”), which space is specifically identified on Schedule B attached to this Sublease (the “First Floor Sublease Premises”).

C. Except as specifically referenced herein to distinguish the Sixth Floor Sublease Premises from the First Floor Sublease Premises, reference in this Sublease to the “Sublease Premises” is intended to include both the Sixth Floor Sublease Premises and the First Floor Sublease Premises.

D. Sublessee shall have non-exclusive rights to the Common Areas (as defined in the Master Lease), as necessary or desirable for its use of the Sublease Premises.

2. Permitted Use of Sublease Premises:

A. Sublessee’s use of the Sublease Premises shall not differ from, and shall be consistent, with Sublessor’s “Permitted Use” of the Premises, which Permitted Use is defined in Section 1.7 of the Master Lease. Sublessor shall not engage in any activity or use the Sublease Premises in any way that would be inconsistent with or cause Sublessor to be in violation of the Permitted Use of the Premises (as defined in Section 1.7 of the Master Lease).

B. Sublessee’s use of the Sublease Premises shall also comply with, and shall not cause Sublessor to be in violation of, the requirements of Section 5.1 of the Master Lease; provided, however, that Sublessor shall remain solely responsible to Master Lessor with regard to the provisions of Section 5.1 for making any change required under the Law to (i) any Tenant System (as defined in Section 7.1 of the Master Lease) and (ii) any Landlord System or common area (as those terms are defined Section 5.1 and 7.1.2 of the Master Lease) or the structure of the Roof of the Building caused by any Tenant-Insured Improvement (as defined in Section 10.2.2 of the Master Lease) and Sublessee shall not have any responsibility therefor unless the change required under the Law is related to any Sublessee improvements installed by or for the benefit of Sublessee, in which case Sublessee shall be responsible for making any change required under the Law to the same extent Sublessor is or may be liable to the Master Lessor pursuant to Section 5.1 of the Master Lease.

3. Master Lessor Consent. Section 14 of the Master Lease requires the Master Lessor’s approval of any sublease and requires Sublessor and any proposed sublessee to provide certain documentation prior to Master Lessor’s approval of any sublease. Sublessor and Sublessee acknowledge and understand, that this Sublease shall only become effective upon Master Lessor’s approval of this Sublease and should Master Lessor not approve of the Sublease, the parties release each other from any liability, costs or obligations associated with the Sublease. Neither Sublessor nor any of Sublessor’s agents have made any representation regarding Master Lessor’s approval of or willingness to approve this Sublease. Sublessee has not relied on and will not rely on any alleged representation by Sublessor or any of Sublessor’s agents regarding Master Lessor’s approval of or willingness to approve this Sublease. Sublessor and Sublessee agree to provide any documentation required by Section 14 of the Master Lease, and any other documentation reasonably requested by Master Lessor, for approval of this Sublease. The Parties will provide to the Master Lessor an executed copy of this Sublease for Master Lessor’s approval. If Master Lessor does not consent in writing to this Sublease within forty-five (45) days after Sublessor and Sublessee’s execution of this Sublease Sublessee may, at any time thereafter until such approval is obtained, terminate this Sublease upon written notice to Sublessor, whereupon any monies previously paid by Sublessee to Sublessor shall be reimbursed to Sublessee.

4. Term:

A. Sublease Premises Term: The term of the Sublease for the Sublease Premises shall commence (“Sublease Premises Commencement”) on the later of: (1) September 1, 2018; or (2) the date on which this Sublease is fully executed by the Parties and after Master Lessor consents to the Sublease as required by Section 14 of the Master Lease. Unless terminated on an earlier date for reasons permitted under this Sublease, the term of the Sublease shall expire on February 28, 2022.

B. Early Access: Provided that (1) this Sublease is fully executed by the Parties; (2) Master Lessor consents to the Sublease as required by Section 14 of the Master Lease, (3) the Security Deposit and Prepaid Rent have been paid by Sublessee to Sublessor, and (4) Certificates of Insurance as required in this Sublease are provided by Sublessee to Sublessor, Sublessor grants Sublessee early access to the Sublease Premises prior to the Sublease Premises Commencement date (“Early Access Period”). Except for occupancy by Sublessee of the Sublease Premises for the purpose of conducting business, during the Early Access Period: (i) Sublessee shall be allowed project manager access to install Lessee’s Initial Alterations (as defined in section 15) and perform the installation of Sublessee’s furniture, fixtures and equipment (provided the necessary consents for each of these Alterations have been received from Sublessor and Master Lessor in accordance with section 15); and (ii) Sublessee shall not be obligated for the Rent or operating expenses.

C. Termination of Master Lease: Notwithstanding anything to the contrary under this Sublease,, the termination or expiration of the Master Lease for any reason shall result in the termination of this Sublease and all obligations contained herein immediately upon such termination or expiration of the Master Lease. Subject to the provisions of sections 19 and 36, Sublessor shall not be liable to Sublessee for any loss, cost or expense occasioned by, or resulting from, the expiration or termination of the Master Lease.

5. Condition of Premises: Sublessor shall, at Sublessor’s sole cost and expense, deliver the Sublease Premises broom clean and in good condition and repair, with the Sixth Floor Sublease Premises and the First Floor Sublease Premises Media Studio carpet professionally cleaned and the First Floor Lab and Lobby Room tile floors cleaned, and with the Sublease Premises building systems in good operating condition and repair. Sublessor shall also be obligated to remove all personal property from the First Floor Sublease Premises, as well as all ninety (90) cubicle workstations located within the Sublease Premises. Sublessee shall have ninety (90) days following respective Sublease Commencement dates to report to Sublessor any malfunctions or problems relating to the Sublease Premises building systems (e.g., electrical, plumbing and mechanical system) and Sublessor will commence and complete the necessary repairs in a timely manner and at Sublessor’s sole cost. To the extent any such malfunctions or problems are within the responsibilities of Master Lessor as set forth in sections 5.2, 6.1 or 7.1 of the Master Lease, at Sublessee’s request, Sublessor shall have the obligation to proceed as set forth in section 30.A or B. Except as set forth herein, Sublessee shall not have any claim or right against Sublessor to repair problems or malfunctions that are the responsibility of Master Lessor pursuant to sections 5.2, 6.1 or 7.1 of the Master Lease.

6. Rent: Commencing as of the Sublease Commencement date, Sublessee shall pay as rent on the first day of each month when rent is due, without notice, and free from all claims, deductions and set offs of any nature or for any reason against Sublessor. In the event of any partial calendar month, abated rent or base rent shall be apportioned at a rate equal to 1/30 of the monthly base rent.

A. Sixth Floor Sublease Premises Rent:

Months	Rent per SF	Monthly Rent*
01-03	$0.00	$0.00
04-12	$2.50	$64,675.00
13-24	$2.58	$66,744.60
25-36	$2.66	$68,814.20
37-42	$2.74	$70,883.80

B. First Floor Sublease Premises Rent:

Months	Rent per SF	Monthly Rent*
01-05	$0.00	$0.00
06-12	$2.35	$10,725.40
13-24	$2.58	$11,775.12
25-36	$2.66	$12,140.24
37-42	$2.74	$12,505.36

C. Additional Sublease Premises Rent:

1. Sublessor shall be responsible for payment of any Expenses, Taxes, Parcel Assessments and Project Assessments as provided for in Section 4 of the Master Lease. Sublessee shall not be responsible for payment of any Expenses, Taxes, Parcel Assessments and Project Assessments as provided for in Section 4 of the Master Lease, except for any taxes on Sublessee’s equipment, furniture, fixtures or other personal property located in or about the Sublease Premises that are levied against Master Lessor or Sublessor, in which case the provisions of Section 4.5 of the Master Lease shall apply to Sublessee in the same manner that Sublessor may be responsible to Master Lessor for such personal property taxes.

2. Sublessee shall be responsible for any janitorial service specifically charged for service to the First Floor Lab and the Lobby Room. Sublessor shall be responsible for all other janitorial services to the Sublease Premises.

3. Sublessee shall not be responsible for any utilities provided to the Sublease Premises, all of which shall be the responsibility of Sublessor, except as follows: Sublessee shall be responsible for the cost of dedicated air and power, as well as the CDA and vacuum equipment, supplied to the First Floor Lab and IDF room located on the Sixth Floor Sublease Premises. Sublessor may, at Sublessor’s sole discretion and expense, install a sub-meter to gauge the power draw (including the CDA and vacuum equipment) for said areas. If Sublessor elects to install such sub-meter, Sublessee shall pay costs billed by Sublessor that are associated with Sublessee’s power use indicated by the sub-meter. Specific to the CDA and vacuum equipment, Sublessee shall be responsible for one hundred percent (100%) or, if other subtenants are utilizing said systems, its pro-rata share of quarterly and annual maintenance costs associated with CDA and vacuum equipment.

D. Prepaid Rent: At execution of the Sublease, Sublessee will provide Sublessor with a check in the amount of the fourth month’s Rent for the Sixth Floor Sublease Premises and the sixth month’s Rent for the First Floor Sublease Premises. Having prepaid the Rent for these periods, Sublessee shall not be required to pay Rent for these periods during those months.

E. Security Deposit:

1. At execution of the Sublease, Sublessee shall provide Sublessor with a security deposit that is equal to $333,556.64. At Sublessee’s election, Sublessee may provide the Security Deposit in cash. The Security Deposit shall not be segregated by Sublessor, and Sublessee understands and acknowledges that the Security Deposit is not being held in trust by Sublessor for Sublessee’s benefit but may be used by Sublessor in Sublessor’s sole discretion subject to the provisions of subsection (3) below, regarding refund of the Security Deposit.

2. The Security Deposit may not be used by Sublessee to pay the last month’s Rent.

3. Within thirty (30) days from the later date of (i) end of the Sublease Premises term and Extended Sublease Premises Term or (ii) the date Sublessee has surrendered the Sublease Premises, Sublessor shall return to Sublessee the Security Deposit, minus (i) any unpaid Rent due and owing; (ii) the cost to repair any damages caused by Sublessee or Sublessee’s invitees or agents to the Sublease Premises, normal wear and tear excepted; (iii) any costs to clean or restore the Sublease Premises to a broom-clean condition, normal wear and tear excepted; (iv) the cost to remove, store or dispose of any of Sublessee’s furniture, fixtures or equipment not removed by Sublessee prior to surrendering; and (v) Sublessor’s damages for any breach by Sublessee of any term of this Sublease, including unpaid rent, beyond any applicable notice and cure periods.

F. Holdover Rent: In the event, Sublessee remains in occupancy of the Sublease Premises upon expiration of the term of the Sublease, or earlier expiration of the Sublease or Sublessee’s rights to possession of the Sublease Premises for default or otherwise, without Sublessor’s written authorization, the holdover penalty shall be five hundred (500%) percent of the Rent paid for the last month of the Sublease Premises term. Additionally, Sublessee shall indemnify and hold Sublessor harmless against any holdover penalties, damages, costs, and expenses of any kind incurred by Sublessor under the Master Lease that Sublessor may incur, or be liable to Master Lessor for, as a result of Sublessee’s holdover beyond the Sublease Premises Term or Extended Sublease Premises Term. If Sublessee demonstrates to Sublessor’s satisfaction that (1) it has signed a lease covering the Subleased Premises with Master Lessor for a term beyond March 31, 2022 and (2) that Sublessee will not cause Sublessor to suffer any liability or expense by remaining in the Subleased Premises beyond February 28, 2022, then, for the period from February 28, 2022 to March 31, 2022 only (the “Extended Sublease Premises Term”), the Sublease term shall be extended at the same Sublease Premises Rent and under the same terms and conditions as the previous month.

7. Compliance and Master Lease Exclusions: Except to the extent a particular Master Lease section, subsection, right, or obligation is directly incorporated into this Sublease or otherwise explicitly made applicable to a party by this Sublease, the Master Lease terms and conditions are excluded from applicability to this Sublease. Sublessee hereby assumes Sublessor’s obligations under the Master Lease applicable to the Sublease Premises, and shall comply with the terms and provisions of the Master Lease, to the extent expressly incorporated herein, and shall neither do nor permit anything to be done which would constitute a breach under the Master Lease or otherwise cause the Master Lease to be terminated or forfeited by reason of any default of Sublessee under this Sublease. Sublessee shall have all of the rights, privileges and benefits granted to or conferred upon Sublessor under the Master Lease with respect to the Sublease Premises, provided that Sublessee’s exercise of such rights, privileges and benefits shall not cause Sublessor to be in default under the Master Lease.

8. Rules and Regulations: Sublessee agrees to comply with the “Rules and Regulations” as set forth in “Exhibit D” to the Master Lease. Sublessor is not responsible to Sublessee for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project. Sublessor reserves the right to modify and issue reasonable and non-discriminatory additional or supplemental rules and regulations applicable to Sublessee and Sublessor’s other tenants.

9. Furniture: Sublessor shall not be responsible for furnishing the Sublease Premises, however, Sublessor shall grant Sublessee the right to utilize the conference room and private office furniture currently located in the Sixth Floor Sublease Premises (“Sublessor’s Furniture”). No warranty or guarantee of condition of said Sublessor’s Furniture is being provided by Sublessor to Sublessee. There shall be no charge to Sublessee for the use of Sublessor’s Furniture. All Sublessor’s Furniture shall be identified and listed with their conditions and quantities in Schedule D to be initialed and completed together by an employee of each party within twenty (20) business days after Sublease Premises Commencement or the Early Access Period, whichever comes first. Sublessee shall have access to the Sublease Premises upon full execution of the Sublease Agreement for the purpose of installing cubicle workstations and Sublessee’s furniture.

10. Parking: Upon Sublease Premises Commencement, Sublessor grants Sublessee the nonexclusive right to use a total of one hundred twenty (120) parking stalls in the Building’s adjacent parking garage for use by Sublessee, its employees, contractors or business invitees. Sublessor shall not be liable to Sublessee, nor shall it be a breach of the Sublease, if any parking is impaired by Law or by the occurrence of any events not within Sublessor’s control. There shall be no additional cost, charges, or rental payable in connection with said parking. Sublessor shall not be responsible for any damage or theft to any vehicles or other property arising from Sublessee’s use of the parking spaces. Provided that Sublessor provides the number of parking spaces granted herein, Sublessor may reserve to itself or its invitees certain parking spaces for Sublessor’s exclusive use.

11. Signage: After receiving Master Lessor’s approval, within a reasonable period of time after the Sublease Premises Commencement, Sublessor shall, at Sublessor’s sole cost and expense, (i) create a directory in the Building’s First-Floor lobby to identify all of the subtenants, including Sublessee and (ii) install an exterior monument (of a size and using building standard materials of its choosing) that identifies all subtenants, including sublease. Otherwise, subject to Sublessor’s consent, Sublessee, at Sublessee’s sole cost, shall be permitted to install identification signage on Sublessee’s floors. In no event shall Sublessor be liable or responsible for any denial (whatever the reason) by the Master Lessor to consent to any installation of a Lobby directory or an exterior monument.

12. Access and Security: Sublessor shall, at Sublessor’s sole cost and expense, provide a security service for the Building. A security guard/front desk attendant will staff the First-Floor lobby front desk M-F from 8:00 AM – 5:00 PM (excluding legal holidays). Up to one hundred twenty (120) access cards shall be issued to Sublessee at Sublessor’s sole cost and expense, in order to allow Sublessee’s employees to access the Building. Sublessee shall be permitted to purchase from Sublessor an additional sixty (60) access cards at a cost to Sublessee of Twenty and No/100 ($20.00) Dollars per access card. Unless deemed as replacement access cards for access cards lost, no additional access cards beyond one hundred eighty (180) shall be issued Sublessee by Sublessor. Sublessee, at Sublessee’s sole cost and expense, shall be responsible for installing any security service/system specific to the Sublease Premises. To the full extent permitted by law, Sublessor shall not be liable to Sublessee or any of Sublessee’s employees or business invitees for death, personal injury or property loss caused by any failure to provide adequate security.

13. Hours of HVAC Service: During the term of the Sublease, the building’s standard hours of HVAC service shall be 7:00 AM – 7:00 PM Monday through Friday, excluding legal holidays.

14. Common First Floor: As shown on Schedule C to the Sublease, on a non-exclusive basis Sublessor shall make available to Sublessee the following areas of the First Floor:

a)	That 3,200 RSF All Hands Room;

b)	That Shipping/Receiving Area;

c)	The five (5) conference rooms adjacent to the Media Studio;

d)	Lobby reception area; and

e)	The restroom and showers.

Items a and c shall be used on a first come first serve basis, as they will be offered to all subtenants. The item b area shall be used for the transfer of Sublessee’s deliveries (coming and going) and not for the storage of said deliveries. The only fees that might be charged by Sublessor to Sublessee for the item a, b, and c areas would be a reasonable cleanup cost for Sublessee’s use of the areas.

15. Alterations: Prior to making any Alterations as defined in Section 7.2 of the Master Lease, Sublessee shall (1) confirm in writing it can comply with Sublessor’s obligations to Master Lessor pursuant to Sections 7.2 and 7.3 of the Master Lease, (2) comply with Sublessor’s reasonable requests associated with Sublessee Alterations, and (3) obtain Sublessor’s written consent; provided however that Sublessee may install cubicles or furniture if such installation will not affect any structural component or major system of the Building and on the condition that Sublessee remove such additional installations at its sole expense without damage to the Sublease Premises prior to surrender of the Sublease Premises. In no event shall Sublessor be liable or responsible for any denial (whatever the reason) by the Master Lessor to consent to any Sublessee Alteration. If Sublessee makes any Alterations, the ownership of the Alterations will be governed by Section 8 of the Master Lease in the same manner as Sublessor’s Alterations. Specific to the remodel of the kitchen/break area, only if as a result of the consent process required by the Master Lease, the Master Lessor agrees that said Alteration can remain with no restoration obligation or expense to Sublessor, then Sublessor shall not require Sublessee to restore said Alteration back to its original condition at the expiration of the Sublease Term.

16. Liens: Sublessee shall be responsible for keeping the Project free from any lien arising from any work performed, material furnished, or obligation incurred by Sublessee to the same extent as Sublessor is responsible therefor pursuant to Section 9 of the Master Lease.

17. Pets: Sublessee shall not be allowed to bring pets to the Building, Building parking garage or Sublease Premises.

18. Sublessee’s Compressor: In the event, Sublessee elects to install a compressor for its use in the Sublease Premises, said compressor shall be installed in a manner to minimize both vibration and noise to the satisfaction of Sublessor. Such installation of Sublessee’s Compressor shall be subject to all obligations and consents as required by section 15.

19. Waiver, Indemnification and Insurance:

A. Waiver and Indemnification: With respect to this Sublease, Sublessee shall waive all claims against the “Tenant Parties” and the “Landlord Parties” as defined in Section 10.1 of the Master Lease to the same extent and in the same manner as Sublessor waives claims against the Landlord Parties pursuant to Section 10.1 of the Master Lease. With respect to this Sublease, Sublessee shall indemnify, defend, protect and hold the Tenant Parties and the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ fees and consultants’ fees and expenses) to the same extent and in the same manner as Sublessor does hold the Landlord Parties harmless pursuant to Section 10.1 of the Master Lease. With respect to this Sublease, Sublessor shall indemnify, defend, protect and hold Sublessee and its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees and agents (the “Sublessee Parties”) harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ fees and consultants’ fees and expenses) to the same extent and in the same manner as the Master Lessor does hold the Tenant Parties harmless pursuant to Section 10.1 of the Master Lease.

B. Sublessee’s Insurance: Sublessee shall maintain the following coverages in the following amounts:

1. Commercial General Liability Insurance in the amount of $3,000,000 and in the same form as Sublessor is required to provide pursuant to Section 10.2.1 of the Master Lease.

2. Property Insurance in the amount of $1,000,000 and in the same form as Sublessor is required to provide pursuant to Section 10.2.2 of the Master Lease.

3. Workers’ Compensation Insurance in such amounts as required by applicable law and in the same form as Sublessor is required to provide pursuant to Section 10.2.3 of the Master Lease.

C. Form of Insurance: Sublessee shall provide forms of insurance in the same form as Sublessor is required to provide pursuant to Section 10.3 of the Master Lease and shall name the Master Lessor and Sublessor as Additional Insured Parties in the same manner and form as Sublessor is required to provide pursuant to Section 10.3 of the Master Lease.

D. Subrogation: Sublessee shall cause any of Sublessee’s insurers to waive rights of subrogation in the same manner and form as Sublessor and Master Lessor are required to cause waivers of Subrogation as set forth in Section 10.4 of the Master Lease.

20. Casualty Damage: Sublessor’s obligations to Sublessee for any damage to the Premises shall be equal to and subject to the same notice requirements, restrictions and limitations on liability and requirements for assignment of insurance proceeds as set forth in Section 11 of the Master Lease, and in no event shall Sublessor be liable to Sublessee in any manner other than Master Lessor may be responsible to Sublessor pursuant to Section 11 of the Master Lease.

21. Nonwaiver: The nonwaiver provisions of Section 12 of the Master Lease shall be equally applicable to Sublessor and Sublessee as they are applicable to Master Lessor and Sublessor.

22. Condemnation: Sublessor’s obligations to Sublessee for any Taking as defined in Section 13 of the Master Lease shall be equal to Master Lessor’s obligations and limitations on liability as set forth in Section 13 of the Master Lease.

23. Assignment and Subletting: Assignment and subletting of the Sublease shall be subject to the provisions of Sections 14.1, 14.2 and 14.6 of the Master Lease to the same extent, and with the same requirements of Sections 14.1, 14.2 and 14.6 of the Master Lease. For any assignment of the Sublease or subletting of the Sublease, Sublessee shall follow the same procedures as Sublessor must follow in the Master Lease, as if Sublessor were the Master Lessor, to obtain Sublessor’s consent to any assignment or subletting of the Sublease, and Sublessor may consent or refuse to consent to assignment or subletting for any reason Master Lessor may consent or refuse to consent to assignment or subletting under the Master Lease. In addition, Master Lessor must consent to any request by Sublessee for assignment or subletting of the Sublease in the same manner as Master Lessor may consent to assignment or subletting if it were Sublessor were seeking Master Lessor’s consent for assignment or subletting pursuant to Section 14 of the Master Lease. The effect of consent will as to Sublessor’s consent, be the same as the effect of the Master Lessor’s consent as set forth in Section 14.3 of the Master Lease with respect to any assignment or sublease by Sublessor provided the Credit Requirements as defined in Section 14.5 of the Master Lease are met by the proposed assignee of the Sublease.

A. Transfer Premium: Sublessor shall have the same right of Master Lessor to the Transfer Premium as set forth in Section 14.3 of the Master Lease with respect to any assignment or sublease by Sublessor.

B. Right to Recapture: Sublessor shall have the same right of Master Lessor to recapture as set forth in Section 14.4 of the Master Lease with respect to any assignment or sublease by Sublessor.

C. Effect of Default: If Sublessee is in default, then Sublessee grants Sublessor the same irrevocable appointment as attorney-in-fact to direct any transferee of Sublessee’s sublease to make payments to Sublessor until such default is cured as Master Lessor would have against Sublessor pursuant to Section 14.7 of the Master Lease.

D. Permitted Transfers: Sublessee shall have the same rights and obligations for an assignment of the Sublease to constitute a Permitted Transfer as Sublessor has with respect to the Master Lease, as set forth in Section 14.8 of the Master Lease.

24. Sublessor Assignment and Transfer: Sublessor may assign its interest under the Sublease to a third party upon receiving Master Lessor’s consent pursuant to the terms of the Master Lease. Sublessee shall have no right to object to Sublessor’s request to Master Lessor to consent to an assignment of the Master Lease. Additionally, Sublessor may, with notice to Sublessee, assign or transfer this Sublease to any subsidiary, affiliate, parent company or other entity that controls, is controlled by or is under common control with Sublessor, or to assign this Sublease as a result of a consolidation, merger, stock transfer or purchase of substantially all of Sublessor’s assets.

25. Surrender: Upon the expiration or earlier termination of this Sublease, Sublessee shall surrender the Sublease Premises in a clean and neat condition, normal wear and tear excepted. Prior to the expiration or earlier termination of this Sublease, Sublessee shall remove from the Sublease Premises (i) all trade fixtures, furnishings and other personal property of Sublessee, and (ii) all Sublessee Alterations (unless Sublessor confirmed in writing removal was not required) including computer and phone cabling and wiring installed by or on behalf of Sublessee, and Sublessee shall repair all damage caused by such removal.

26. Subordination and Estoppel Certificates: In any circumstance where Sublessor is obligated by the Master Lease to subordinate its lease to a Security Instrument for the benefit of a Security Holder as defined in Section 17 of the Master Lease, and the Master Lessor requires Sublessee to subordinate its Sublease in addition to requiring Sublessor to subordinate its Master Lease, Sublessee shall be obligated to provide Master Lessor a subordination to the same extent Sublessor is required to do so and to attorn to the Security Holder in the same manner Sublessor is required to attorn. Sublessee waives any right to terminate this Sublease in the event of a foreclosure to the same extent Sublessor waives its rights in the Master Lease. In any circumstance where Sublessor is obligated by the Master Lease to provide an estoppel certificate to Master Lessor, Sublessee shall provide an estoppel certificate to Master Lessor, if requested. Sublessor shall have the same right to an estoppel certificate from Sublessor as Sublessor grants to Master Lessor. Within seven (7) days after Sublessor’s request, Sublessor shall execute and deliver to Sublessor (i) a subordination and non-disturbance agreement in a form required of Sublessor by Master Lessor or otherwise in a commercially reasonable form; and/or (ii) an estoppel certificate in a form required of Sublessor by Master Lessor or otherwise in a commercially reasonable form and such certificate shall be in favor of such parties as Master Lessor or Sublessor may reasonably designate.

27. Entry by Sublessor: As to Sublessee, Sublessor shall have the same right of entry, under the same conditions, and subject to the same obligations of notice from Master Lessor to Sublessor, as Master Lessor has pursuant to Section 18 of the Master Lease.

28. Defaults; Remedies; Sublessee Default

A. Events of Default: As to Sublessor, Sublessee shall be deemed in “Default” to Sublessor for the same events and under the same conditions that Sublessor would be considered to be in “Default” to Master Lessor pursuant to Section 19.1 of the Master Lease.

B. Remedies Upon Default: As to Sublessee, Sublessor shall have the same remedies upon Default as Master Lessor would have against Sublessor in the event of Sublessor’s Default, as specified in Sections 19.2 and 19.3 of the Master Lease. In addition, if Sublessee shall default in the observance of any provision or covenant on Sublessee’s part to be performed, Sublessor, in addition to all other remedies available to it, may elect, but shall not be required, to perform such obligation of Sublessee, and Sublessee shall reimburse Sublessor for the reasonable direct costs incurred in connection therewith, together with interest thereon at a rate of ten percent (10%) per annum, upon demand from Sublessor.

C. Efforts to Relet: Unless Sublessor provides written notice signed by an actually authorized agent of Sublessor to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Sublessor shall (a) be construed as an election by Sublessor to terminate the Sublease or Sublessee’s right to possession, or to accept a surrender of the Sublease Premises, or (b) operate to release Sublessee from any of its obligations under the Sublease. Sublessee waives, for Sublessee and for all those claiming by, through or under Sublessee, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any other existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, the Sublease or Sublessee’s right of occupancy of the Premises after any termination hereof.

29. Defaults; Remedies; Sublessor Default

A. Sublessor shall not be in default hereunder unless it fails to begin within thirty (30) days after notice from Sublessee, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Sublessor of its obligations hereunder, if the default by Sublessor does not adversely affect the conduct of Sublessee’s business in the Sublease Premises.

B. If Sublessor’s alleged default adversely affects the conduct of Sublessee’s business in the Sublease Premises, then Sublessee may thereafter provide Sublessor with a written notice stating that if Sublessor does not perform such obligation then Sublessee will exercise its right to do so, and if Sublessor does not begin performing such obligation within ten

(10) business, days after such notice and thereafter diligently pursue such performance until completion, Sublessee may perform such obligation. If Sublessee performs such obligation then Sublessor shall reimburse Sublessse’s actual expenses, without overhead or markup, upon ten (10) days written notice from Sublessor, which notice shall provide Sublessor with documentation establishing Sublessee’s actual expenses. In no event shall Sublessee be entitled to terminate this Sublease for Sublessor’s breach of any of Sublessor’s obligations under the Sublease.

30. Exculpation:

A. Notwithstanding any contrary provision hereof, no Tenant Parties as defined in Section 10.1 of the Master Lease shall have any personal liability for any judgment or deficiency, and Sublessee waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Sublessee.

B. Notwithstanding any law to the contrary, or any provision in the Sublease, neither Party shall be liable to the other for any form of special or consequential damages, including but not limited to loss of use, lost business, lost business opportunity, lost profits or lost goodwill. Both Parties waive any provision of any statutory or common law that limits the rights of the Parties to waive claims for such special or consequential damages.

31. Communication Lines and Computer Lines: Sublessee shall install all Lines as defined in section 23 of the Master Lease in the same form and manner as required of Sublessor under section 23 of the Master Lease.

32. Representations and Covenants: Sublessee makes the same representations and covenants to Sublessor as Sublessor made to Master Lessor pursuant to Section 25.3 of the Master Lease. Sublessor represents and warrants to Sublessee that (a) the copy of the Master Lease attached hereto is a full, complete and correct copy of the Master Lease, (b) the Master Lease is in full force and effect, and Sublessor is not in default under the Master Lease, (c) this Sublease has been duly authorized and delivered by Sublessor, and (d) no consent, other than the consent of Master Lessor, is required for Sublessor’s execution, delivery and performance of this Sublease.

33. Hazardous Materials and Mold: Sublessee agrees to and is obligated to Sublessor to comply with all provisions of Section 28 of the Master Lease with regard to Hazardous Materials and Mold to the same extent and in the same manner that Sublessor is obligated to Master Lessor. Sublessee shall comply with the law, and shall indemnify, defend and hold Landlord Parties and Tenant Parties harmless to the same extent and in the same manner as Sublessor does hold Landlord Parties harmless pursuant to Section 28.2.3 of the Master Lease. At Sublessor’s request, Sublessee shall complete a Hazardous Materials Disclosure Certificate in the same form as “Exhibit H” to the Master Lease.

34. Each Party waives California Civil Code § § 1932(2) and 1933(4). Sublessee waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942; 1950.7 or any similar Law, or (b) California Code of Civil Procedure § 1265.130: and (c) any right to terminate this Lease under California Civil Code § 1995.310.

35. Force Majeure: Sublessor and Sublessee shall have the same rights, duties and obligations pursuant Section 25.2 of the Master Lease as Sublessor and Master Lessor have, and the same exceptions to Section 25.2 that are applicable to Sublessor under the Master Lease shall also be applicable to Sublessee.

36. Certain Obligations of Sublessor.

A. If Master Lessor shall fail or refuse to comply with the terms of the Master Lease, including without limitation Sections 5.2, 6.1, 7.1, 10.5 and 11 thereof, Sublessee shall have the right, upon notice to Sublessor, to exercise, in its own name, and that of Sublessor, all the rights available to Sublessor under the Master Lease to enforce performance on the part of Master Lessor, including without limitation Sublessor’s rights under Section 19.5.2 of the Master Lease.

B. If, notwithstanding the provisions of paragraph A. above, Sublessee shall reasonably require the participation of Sublessor in enforcing the obligations of Master Lessor under the Master Lease, then Sublessor, upon Sublessee’s written request, shall endeavor diligently to enforce such obligations (including the commencement of appropriate legal proceedings) to attempt to cause Master Lessor to provide Sublessee with the service or other benefit in question. Sublessee shall reimburse all reasonable costs and expenses Sublessor shall incur in enforcing or attempting to enforce the Master Lease against Master Lessor.

C. So long as Sublessee complies with its obligations under this Sublease: (a) Sublessor shall preserve the Master Lease and keep the Master Lease in full force and effect throughout the Sublease term; (b) Sublessor shall not agree to any amendment of the Master Lease which would adversely affect Sublessee’s rights or obligations under this Sublease; (c) Sublessor shall not, without Sublessee’s prior written consent, enter into any agreement to voluntarily terminate the Master Lease or exercise any right to terminate the Master Lease, other than on account of casualty or condemnation; and (d) Sublessor shall perform all its obligations under the Master Lease not assumed by Sublessee hereunder during the Sublease term (unless such obligations have been delegated to other subtenants and Master Lessor has agreed to such delegation), including without limitation the prompt payment to Master Lessor of all sums paid by Sublessee to Sublessor hereunder.

D. Notwithstanding anything to the contrary in the Master Lease, Sublessor shall not have the right to encumber its leasehold estate during the Sublease Term.

E. So long as Sublessee pays the rent and performs its obligations under this Sublease, Sublessor shall take no action, or fail to take any action, which would interfere with the right of Sublesse to peaceably have, hold and enjoy the Sublease Premises during the Sublease term.

37. Disputes:

A. Choice of Law: This Sublease shall be construed and enforced in accordance with the laws of the State of California.

B. Mediation and Arbitration.

Any dispute arising under, concerning, relating to or affecting this Sublease shall be resolved by binding arbitration according to the American Arbitration Association’s (“AAA”) Commercial Arbitration and Mediation Procedures or, in the event the AAA is no longer in operation, any reasonably equivalent organization or process.

Prior to arbitration, the parties shall mediate the dispute using an AAA mediator or equivalent. Prior to initiating formal mediation any Party making a claim or counterclaim must provide written notice of any complaint, claim or cause of action to the other Party, in order to provide the Parties an opportunity to resolve the complaint, claim or cause of action through informal mediation. The Parties shall dedicate appropriate efforts to achieve a timely negotiated resolution. If informal mediation is not successful, demand for formal mediation shall be filed in writing with the other party and with the AAA. A demand for mediation must be made within a reasonable time after the controversy has arisen. In no event may the demand for mediation be made after the date when institution of legal or equitable proceedings based on such controversy would be barred by the applicable statute of limitations. The Parties shall share the mediator’s fee and any filing fees equally.

In the event that informal mediation and formal mediation before the AAA is not successful, the Parties agree to submit the matter to binding arbitration. Either or any party may file a demand for arbitration with the AAA. Arbitration will be before a single arbitrator, not a panel. Venue for arbitration shall be in the County in which the Project is located. The decision of the arbitrator shall be final and binding upon the Parties. The arbitrator may award legal or equitable relief, but in no event will the arbitrator have the authority to award punitive damages or any damages not provided for, or specifically excluded by, the Sublease. Judgment to enforce the decision of the arbitrator, whether for legal or equitable relief, may be entered in any court having jurisdiction thereof, and the parties hereto expressly and irrevocably consent to the jurisdiction of the courts of Santa Clara, California for such purpose. In the event a dispute is submitted to arbitration, the prevailing party shall be entitled to the payment of their reasonable attorneys’ fees and costs, arbitration fees, arbitrator’s fees, and expert witness fees, as determined by the arbitrator. The parties shall keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable law or regulation. Notwithstanding the foregoing, any Party may forego the Mediation and Arbitration procedure outlined herein and may seek relief in the state and federal courts in and for the County of Santa Clara, California to prevent or enjoin any activity that threatens imminent risk of damage to real or personal property, or of personal injury or death, or to legally compel any action necessary to prevent imminent risk of damage to real or personal property, or of personal injury or death.

The agreement to mediate and arbitrate in the Sublease notwithstanding, if Sublessor and Master Lessor become engaged in any legal dispute, Sublessee agrees and consents to being named as a Party in any legal proceeding between Sublessor and Master Lessor if Sublessor reasonably determines that Sublessee is or may be responsible for any damages or claims, or subject to any remedies, that Master Lessor may assert against Sublessor and Sublessee consents to venue and jurisdiction in any such proceeding, including but not limited to the “Judicial Reference” procedure identified in “Exhibit E” to the Master Lease. Sublessee will be legally bound by any rulings or judgments in any such proceeding among Sublessor, Master Lessor and Sublessee. Sublessor shall defend, indemnify and hold Sublessee harmless from any and all costs and expenses incurred by Sublessee in any such proceeding if Sublessee is found not be responsible for any damages or claims that Master Lessor may assert against Sublessor.

38. Effect of Agreement. This Sublease and the exhibits and schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Sublease shall be effective unless evidenced by an instrument in writing signed by an agent of the Parties with actual authority. The captions are for convenience only and shall not control or affect the meaning or construction of the provisions of this Sublease.

39. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Sublease shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Sublease Agreement.

To Sublessee:

Prior to Sublease Premises Commencement:

General Counsel

Eargo, Inc.

295 N. Bernardo Avenue, Suite 100

Mountain View, CA 94043-5205

After Sublease Premises Commencement:

General Counsel

Eargo, Inc.

1600 Technology Drive, Sixth Floor

San Jose, CA 95110

To Sublessor

Andrew Morris

Site Services Department

Microchip Technology Incorporated

2355 West Chandler Blvd.

Chandler, AZ 85224-6199

40. REPRESENTATION BY COUNSEL. EACH OF THE PARTIES HAS BEEN REPRESENTED BY OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOICE. THIS SUBLEASE AGREEMENT HAS BEEN NEGOTIATED AMONG THE PARTIES AND IF THERE IS ANY AMBIGUITY, NO PRESUMPTION CONSTRUING THE AGREEMENT AGAINST A PARTY SHALL BE IMPOSED BECAUSE THIS SUBLEASE AGREEMENT WAS PREPARED BY COUNSEL FOR ONE PARTY OR COUNSEL FOR ANOTHER PARTY.

41. Pronouns. Whenever the pronoun “he” or “his” is used herein, it is understood that the usage is the common gender and refers to masculine, feminine, and neuter genders and also singular and plural.

42. Severability. If any one or more of the provisions of this Sublease Agreement shall be held or found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

43. Binding upon Successors. This Sublease Agreement shall be binding upon the parties, their heirs, legal representatives, successors, and assigns.

44. Counterparts. This Sublease may be executed in one or more counterparts, each of which will be deemed to be an original but all of which shall constitute one document.

45. Brokers: The parties acknowledge and consent to the fact that that Steve Gibson Cynthia Rotwein and Howard Berry with Colliers International are the real estate brokers representing the Sublessor (“Sublessor’s Broker”) and Romy Zeid and Paul McManus with Colliers International is the real estate broker representing the Sublessee (“Sublessee’s Broker”) in this proposed transaction. Both Sublessee and Sublessor acknowledge and agree to Colliers International acting in a Dual Agency capacity and Sublessor shall be responsible for the payment of all brokerage commissions. Upon execution of the Sublease and after receipt of Master Lessor’s consent, Sublessor shall pay the above referenced brokers a fee as stipulated in the listing agreement between Sublessor and Colliers International. Both Parties represent that they have no obligation to any other brokers, and each party shall defend, indemnify and hold harmless the other Party from any claims by any other broker to any fee, commission or other compensation.

IN WITNESS WHEREOF, the parties have executed and delivered this Sublease effective as of the date first stated above.

“SUBLESSEE”

Eargo, Inc.

By:	/s/ William H. Brownie

Name:	William H. Brownie
Title:	CCOO & CFO

“SUBLESSOR”

Microchip Technology Incorporated

By:	/s/ Andrew Morris

Name:	Andrew Morris
Title:	Sr. Mgr. Risk Loss

SCHEDULE ”E”

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 11, is made by and between CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ATMEL CORPORATION, a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises); Exhibit B (Work Letter); Exhibit B-l (Close-Out Requirements); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit F-l (Exterior Equipment); Exhibit F-2 (Building Top Signage); Exhibit F-3 (Monument Signage); Exhibit F-4 (Tenant’s Logo); Exhibit G (Certain Tenant Systems); Exhibit H (Hazardous Materials Disclosure Certificate); and Exhibit I (Copy of Second Amendment to Parcel II Declaration).

1	BASIC LEASE INFORMATION

1.1	Date:		8/30, 2011

1.2	Premises.

	1.2.1	“Building” :	1600 Technology Drive, San Jose, California 95110, commonly known as Skyport III.

	1.2.2	“Premises” :	Subject to Section 2.1.1, 198,033 rentable square feet of space consisting of the entirety of the Building, as set forth in Exhibit A.

	1.2.3	“Property” :	The Building and the parcel of land upon which it is located, as set forth on Exhibit A, and as more particularly described as the “Brocade Parcel” in the Parcel II Declaration (defined in Section 2.2.1.3)

	1.2.4	“Project”:	The project commonly known as “Skyport Plaza,” which includes the Property.

1.3	Term

	1.3.1	Term:	The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein or any later date to which the Term is extended pursuant to Section 2 of Exhibit F).